EXHIBIT 23.2

               Consent of Independent Certified Public Accountants
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We  consent to the  reference  to our firm under the  caption  "Experts"  in the
Registration Statement on Form S-3 and related prospectus of LaserSight Incorporated for the registration to be filed with the Securities and Exchange Commission on or about September 30, 1997 of its common stock and to the incorporation by reference therein of our report dated March 6, 1995, with respect to the consolidated statements of operations, stockholders' equity and cash flows of LaserSight Incorporated and subsidiaries for the year ended December 31, 1994 included in its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                             /s/ Lovelace, Roby & Co., P.A.


Orlando, Florida
September 30, 1997